Exhibit 10.1

SUMMIT RIDGE BUSINESS PARK

INDUSTRIAL LEASE

SUMMIT RIDGE CORP.,

as Landlord,

and

SATELLITE SECURITY SYSTEMS, INC.,

as Tenant

SUMMIT RIDGE BUSINESS PARK

SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Industrial Lease (this Summary and the Industrial Lease to be known collectively as the “Lease”) which pertains to the building which is located at 6779 Mesa Ridge Road, San Diego, California (the “Building”). Each reference in the Industrial Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Industrial Lease, the terms of the Industrial Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Industrial Lease.

TERMS OF LEASE (References are to the Lease)		DESCRIPTION

1.	Date:	January 1, 2006

2.	Landlord:	Summit Ridge Corp., a California corporation

3.	Address of Landlord (Article 29):	c/o Meridian Investment Management, Inc., 450 Sansome Street, Suite 150 San Francisco, California 94111 Attention: Ken Tailo, President

and

Meridian Investment Management, Inc. 1 Main Street Concord, Massachusetts 01742 Attention: Carl Stegerwald, Senior Vice President

and

(with respect to legal notices and notices pertaining to a default under this Lease only)

Gadsby Hannah LLP 225 Franklin Street Boston, Massachusetts 02110 Attention: Patrick C. Toomey, Esq.

4.	Tenant:	Satellite Security Systems, Inc. a California corporation

5.	Address of Tenant (Article 29):	6779 Mesa Ridge Road San Diego, California 92121 Attention:

6.	Premises (Article 1):	Subject to Section 6(f) of the Work Letter, approximately 12,252 rentable square feet of space in the Building, known as 6779 Mesa Ridge Road, as set forth on Exhibit A attached hereto.

7.	Term (Article 2):

	7.1 Lease Term:	Five (5) years (sometimes referred to herein as the “initial Lease Term”) and, subject to Section 2.2 of this Lease, one (1) five-year option term.

	7.2 Lease Commencement Date:	The earlier to occur of (i) the date upon which Tenant first commences to conduct business (which shall not include construction of improvements to the Premises by Tenant) in the Premises, (ii) the Substantial Completion Date (as such term is defined in the Work Letter attached hereto as Exhibit B), which is currently expected to occur on or about January 1, 2006, and (iii) January 1, 2006.

	7.3 Lease Expiration Date:	Five (5) years after the Lease Commencement Date or, if Tenant exercises its option with respect to the Option Term pursuant to and in accordance with Section 2.2 of this Lease, ten (10) years after the Lease Commencement Date.

8.	Base Rent (Article 3):

Lease Year	Monthly Installment of Base Rent	Monthly Base Rent Rentable Square Foot
1	$14,089.80	$1.15
2	$14,702.40	$1.20
3	$15,315.00	$1.25
4	$15,927.60	$1.30
5	$16,540.20	$1.35

9.	Additional Rent (Article 4):

	9.1 Tenant’s Share of Building Common Area Expenses and Building Tax Expenses	27.97%, subject to Section 6(f) of the Work Letter.

10.	Use (Article 5):	General office use, research and development, data center and light manufacturing in a manner compatible with a first class business park.

11.	Security Deposit (Article 21):	A letter of credit in the stated amount of $75,000.00, as more particularly described in Article 21 hereof.

12.	Parking Spaces (Article 28):	Forty (40) parking spaces.

13.	Brokers (Article 29):	Voit Commercial Brokerage 4370 La Jolla Village Drive San Diego, California 92122 Attention: Harry Stone

and

Burnham Real Estate 4435 Eastgate Mall, Suite 200 San Diego, California 92121 Attention: M.E. Norman and Robyn O’Day

TABLE OF CONTENTS

1.	PROJECT, BUILDING AND PREMISES	1

2.	LEASE TERM	1

3.	BASE RENT	3

4.	ADDITIONAL RENT; COMMON AREA EXPENSES; TAX EXPENSES	4

5.	USE OF PREMISES; CC&RS	10

6.	SERVICES AND UTILITIES	11

7.	REPAIRS AND MAINTENANCE	11

8.	ADDITIONS AND ALTERATIONS	12

9.	COVENANT AGAINST LIENS	14

10.	INSURANCE	14

11.	DAMAGE AND DESTRUCTION	17

12.	NONWAIVER	18

13.	CONDEMNATION	18

14.	ASSIGNMENT AND SUBLETTING	19

15.	OWNERSHIP AND REMOVAL OF TRADE FIXTURES	22

16.	HOLDING OVER	22

17.	ESTOPPEL CERTIFICATES	23

18.	SUBORDINATION	23

19.	DEFAULTS; REMEDIES	23

20.	FORCE MAJEURE	25

21.	SECURITY DEPOSIT	25

22.	INTENTIONALLY OMITTED	26

23.	SIGNS	26

24.	COMPLIANCE WITH LAW	28

25.	LATE CHARGES	28

26.	LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	28

27.	ENTRY BY LANDLORD	29

28.	TENANT PARKING	29

29.	MISCELLANEOUS PROVISIONS	30

v

Industrial Lease

This Industrial Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Industrial Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between SUMMIT RIDGE CORP. (“Landlord”), and the tenant set forth in Section 4 of the Summary (“Tenant”).

1. PROJECT, BUILDING AND PREMISES

Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises is located in the “Building” as that term is defined in this Section 1. The Premises are a part of the building (the “Building”) set forth in Section 6 of the Summary, which Building is a part of the industrial project known as the “Summit Ridge Business Park” (the “Project”). The “Project” shall be deemed to include the Building, the parking areas servicing the Building (the “Building Parking Facility”), any outside plaza areas, the land and other improvements surrounding the Building which are designated from time to time by Landlord as “Common Areas,” as that term is defined below, appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated. Tenant shall have the non-exclusive right to use and enjoy in common with other tenants in the Building those portions of the Project which are provided for use in common by Tenant and any other tenants of the Project (the “Common Areas”). Subject to Landlord’s reasonable rules and regulations and access control procedures, Tenant shall have the right of access to the Premises twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Article 2 of this Lease. Except as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises or the Building except as specifically set forth in this Lease. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Project and the Common Areas.

Forthwith upon execution hereof, Tenant, at its sole cost and expense, shall arrange for the construction of demising walls for the Premises and the installation of other improvements to the Premises as shown on the Plans (as such term is defined in the Work Letter attached hereto as Exhibit B (the “Work Letter”) (“Tenant’s Initial Construction”).

2. LEASE TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) determined pursuant in Section 7.2 of the Summary and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term.

2.2 Option Term.

2.2.1 Option Right. Landlord hereby grants the originally named Tenant herein (“Original Tenant”), or an “Affiliate,” as that term is defined in Section 14.7, below, of the Original Tenant, one (1) option to extend the Term for a period of five (5) years (the “Option Term”), which option shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease and Tenant has not previously been in default under this Lease after the expiration of any applicable notice and cure periods. Upon the proper exercise of such option to extend, and provided that, as of the end of the initial Lease Term, Tenant is not in default under this Lease and Tenant has not previously been in default under this Lease after the expiration of any applicable notice and cure periods, the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to Original Tenant and may only be exercised by Original Tenant or an Affiliate of Original Tenant (and not any other assignee, sublessee or other transferee of Tenant’s interest in this Lease) if Original Tenant or an Affiliate of Original Tenant occupies the entire Premises.

2.2.2 Option Rent. The Base Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to ninety-five percent (95%) of the base rent, including all escalations, at which, as of the commencement of the Option Term, tenants are leasing non-sublease, non-encumbered, non-equity space comparable in size, location and quality to the Premises for a term of five (5) years, which comparable space is located in “Comparable Buildings,” as that term is defined below. For purposes of this Section, “Comparable Buildings” shall mean buildings of similar size and quality in the Sorrento Mesa area of San Diego, California.

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, and only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than twelve (12) months nor less than eleven (11) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of the Interest Notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than ten (10) months prior to the expiration of the initial Lease Term, setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring nine (9) months prior to the expiration of the initial Lease Term, exercise the option by delivering written notice (the “Option Exercise Notice”) thereof to Landlord, and upon, and concurrently with, such exercise, Tenant may, at its option, object to the Option Rent. If Tenant, in its Option Exercise Notice, does not object to the Option Rent set forth in the Option Rent Notice, the Base Rent for the Option Term shall be the Option Rent set forth in the Option Rent Notice. If Tenant, in its Option Exercise Notice, objects to the Option Rent contained in the Option Rent Notice but elects to extend the Term for the Option Term, the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4 below.

2.2.4 Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent set forth in the Option Rent Notice, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If

Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent within five (5) business days after the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.6 below.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall be a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of industrial properties in the Sorrento Mesa area of San Diego, California. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease, provided however, that if the Option Rent as determined by the arbitrators is equal to the average of Landlord’s and Tenant’s submitted Option Rent, the Option Rent shall be such average as determined by the arbitrators. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

2.2.4.2 The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.2.4.3 The three (3) arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

2.2.4.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.4.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.4.

2.2.5 The cost of the arbitration shall be paid by Landlord and Tenant equally.

3. BASE RENT

Tenant shall pay, without notice or demand to Landlord, by check or lawful money of the United States of America (or, at Landlord’s option, by federal funds wire transfer to an account designated by Landlord), base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each month during the Lease Term, without any setoff or deduction whatsoever, except as otherwise set forth in this Lease. The Base Rent for the first full month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

4. ADDITIONAL RENT; COMMON AREA EXPENSES; TAX EXPENSES

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent (i) Tenant’s Share of any amounts expended by Landlord which are directly attributable to the management, repair and maintenance of the Building, as reasonably determined by Landlord (but subject to limitations with respect to capital expenditures set forth in Section 4.2 hereof), (ii) Tenant’s Share of the annual Building Common Area Expenses, and (iii) Tenant’s Share of the annual Building Tax Expenses. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent for periods prior to the expiration of the Lease Term provided for in this Article 4 shall survive the expiration of the Lease Term. Tenant will not be responsible for any portion of such Additional Rent fairly allocable to periods outside the Lease Term.

4.2 Definitions. As used in this Article 4 the following terms shall have the meanings hereinafter set forth:

4.2.1 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and in the event of any such change, Tenant’s Share of Common Area Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.2 “Building Common Area Expenses” shall mean the portion of Common Area Expenses allocated to the tenants of the Building pursuant to the terms of Section 4.3.4 below.

4.2.3 “Building Tax Expenses” shall mean the portion of Tax Expenses allocated to the tenants of the Building pursuant to the terms of Section 4.3.4 below.

4.2.4 “Common Area Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Common Areas of the Project, including, without limitation, any amounts paid for (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and/or elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Common Area Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program; (iii) the cost of premiums for insurance carried by Landlord, with such limits as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease; (iv) the cost of landscaping, relamping, and all supplies, labor, tools, equipment and materials used in the operation, repair and maintenance of the Common Areas; (v) the cost of parking area repair, restoration, and maintenance, including, but not limited to, repainting, restriping, and cleaning; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Project; (vii) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder, provided that any management fee should not exceed the greater of (A) five percent (5%) of the gross rentals of the Project or (B) a fair market, competitive management fee); (viii) wages, salaries and other compensation and benefits of all persons (excluding Landlord’s officers) engaged in the operation, management, maintenance or security of the Building, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Common Area Expenses based on the portion of their working time devoted to the Project; (ix) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (x) operation, repair and maintenance of all systems and equipment of the Project, and components thereof; (xi) the cost of janitorial service, alarm and security service, window cleaning, trash removal, repair of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing: (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Project; and (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, (B) that are required to comply with conservation programs required under any governmental law or regulation hereinafter enacted or adopted, (C) which are replacements or modifications of nonstructural items located in the Common Areas required to keep the Common Areas in good order or condition, or (D) that are required under any governmental law or regulation hereafter enacted or adopted; and (xv) costs or repair and maintenance of Project signage.

Common Area Expenses shall not include, and Tenant shall in no event have any obligation to perform or to pay directly, or to reimburse Landlord for, all or any portion of the following repairs, maintenance, improvements, replacements, premiums, claims, losses, fees, charges, costs and expenses (collectively “Costs”): (a) Costs occasioned by the gross negligence, willful misconduct of, or violations of law by, Landlord; (b) Costs of capital repairs or improvements occasioned by casualties or by the exercise of the power of eminent domain; (c) Costs incurred in connection with negotiations or disputes with any other occupant of the Project and Costs arising from the violation by Landlord or any other occupant of the Project of the terms and conditions of any lease or other agreement; (d) costs incurred to comply with laws relating to any “Hazardous Materials,” as that term is defined in Section 29.32, below, which was in existence in the Building or in the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat Hazardous Material, which Hazardous Material is brought into the Building or onto the Project by Landlord or any other tenant of the Building, or migrates onto the real property on which the Building is situated after the date hereof, and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; (e) any bad debt loss or reserves for bad debt loss; (f) except as otherwise specifically provided in this Section 4.2.4 (all of which costs shall be limited to the monthly amortized amount over the useful life thereof), costs incurred by Landlord for capital repairs, improvements, equipment and alterations to the Building which are considered capital improvements and replacements under generally accepted real estate accounting principles, consistently applied; and (g) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Building unless such wages and benefits are prorated to reflect time spent on operating and managing the Building vis-à-vis time spent on matters unrelated to operating and managing the Building; provided, that in no event shall Common Area Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Building manager or Building engineer.

4.2.5 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, special assessment district payments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which Landlord shall pay because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein. Tax Expenses shall include, without limitation: (i) any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June

1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants (it is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease); (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

Tax Expenses shall not include and Tenant shall not be required to pay (a) any portion of any tax, assessment, fee, levy or charge or any increase therein in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term; (b) imposed on land and improvements other than the Project; or (c) franchise taxes, federal and state income taxes and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project).

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 9.1 of the Summary.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Payment of Additional Rent. During each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord as Additional Rent, Tenant’s Share of Common Area Expenses and Tax Expenses for the portion of such Expense Year occurring during the Lease Term, in the manner set forth in Section 4.3.2 below.

4.3.2 Statement of Actual Building Common Area Expenses and Building Tax Expenses and Payment by Tenant. Following the end of each Expense Year, Landlord shall give to Tenant a statement (the “Statement”) which Statement shall state the actual Building Common Area Expenses and Building Tax Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of Tenant’s Share of such amounts. Upon receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent (or within thirty (30) days, if later), the full amount of Tenant’s Share of Building Common Area Expenses and Building Tax Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Payments,” as that term is defined in Section 4.3.3 below. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Building Common Area Expenses and Building Tax Expenses for the Expense Year in which this Lease terminates, Tenant shall, prior to the later of (i) the next installment of Base Rent due hereunder, or (ii) the date which is thirty (30) days of receipt of a Statement, pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Common Area Expenses and Tax Expenses. Landlord may give Tenant a yearly expense estimate statement (the “Estimate Statement”) which Estimate Statement shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Common Area Expenses and Tax Expenses payable by Tenant for the then-current Expense Year (the “Estimated Payments”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Payments under this Article 4. Tenant shall pay, with its next installment of Base Rent (or within thirty (30) days, if later), a fraction of the Estimated Payments for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Payments set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4 Allocation of Common Area Expenses. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e. the Common Area Expenses and Tax Expenses incurred in connection with the Project) should be shared between the tenants of the Building and the tenants of the other buildings in the Project. Accordingly, as set forth in Section 4.2 above, Common Area Expenses and Tax Expenses are determined annually for the Project as a whole, and a portion of the Common Area Expenses and Tax Expenses, which portion shall be determined by Landlord on an equitable basis based on the relative square footages of the buildings in the Project, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings in the Project) and such portion shall be the Building Common Area Expenses and Building Tax Expenses for purposes of this Lease. Such portion of Common Area Expenses and Tax Expenses allocated to the tenants of the Building shall include all Common Area Expenses and Tax Expenses attributable solely to the Building and an equitable portion of the Common Area Expenses and Tax Expenses attributable to the Project as a whole.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. In addition to Tenant’s payment of Tenant’s Share of Tax Expenses pursuant to the terms of Section 4.3 above, Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate, gift, transfer and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 Said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration , repair, use or occupancy by Tenant of the Premises or any portion of the Project; or

4.4.3 Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Triple Net Lease. Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a “TRIPLE NET” lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease and the Project, and Tenant’s operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent, to the extent properly includable as Building Common Area Expenses or Building Tax Expenses.

4.6 Landlord’s Books and Records. Within six (6) months after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, Tenant or an independent certified public accountant (which accountant is a member of a nationally recognized accounting firm and has had previous experience in reviewing financial operating records of landlords of office buildings and is employed by a firm which derives its primary revenues from its accounting practice), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlords records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in monetary default under this Lease beyond the applicable cure period provided in this Lease, including, without limitation, the payment by Tenant of all Additional Rent amounts described in the Statement which is the subject of Tenant’s review, and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within six (6) months of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. In the event that following Tenant’s review, Tenant and Landlord continue to dispute the amounts of Additional Rent shown on Landlord’s Statement and Landlord and Tenant are unable to resolve such dispute, then either Landlord or Tenant shall cause a final and determinative audit to be made by Landlord’s accountant of the proper amount of the disputed items and/or categories of Common Area Expenses to be shown on such Statement (the “Final Audit”). The results of such Final Audit shall be conclusive and binding upon both Landlord and Tenant. If the resolution of the parties’ dispute with regard to the Additional Rent shown on the Statement, whether pursuant to Tenant’s review or the Final Audit reveals an error in the calculation of Tenant’s Share of Common Area Expenses to be paid for such Expense Year, the parties’ sole remedy shall be for the parties to make appropriate payments or reimbursements, as the case may be, to each other as are determined to be owing. Any such payments shall be made within thirty (30) days following the resolution of such dispute, along with interest at the “Interest Rate” (defined in Section 25) from the date such amounts were originally due, until the date of such payment. At Tenant’s election, the parties shall treat any overpayments (plus the interest described above) resulting from the foregoing resolution of such parties’ dispute as a credit against Rent until such amounts are otherwise paid by Landlord. Tenant shall be responsible for all costs and expenses associated with Tenant’s review and any Final Audit, provided that if the parties’ final resolution of the dispute involves the overstatement by Landlord of Common Area Expenses for such Expense Year in excess of five percent (5%), then Landlord shall be responsible for all reasonable, out-of-pocket costs and expenses associated with Tenant’s Review and any Final Audit. Landlord shall be required to maintain records of all Common Area Expenses set forth in each Statement delivered to Tenant for two (2) years following Landlord’s delivery of the applicable Statement. In no event shall this Section 4.6 be deemed to allow any review of any of Landlord’s records by any subtenant of Tenant.

5. USE OF PREMISES; CC&RS

5.1 Use of the Premises. Tenant shall use the premises only for the purpose as set forth in Section 10 of the Summary (the “Permitted Use”) and for no other use or purpose, unless first approved in writing by Landlord, which approval Landlord may withhold in its sole discretion. Tenant agrees that it shall not use, or permit any person to use, the Premises or any part thereof for any use or purpose contrary to the provisions of the Rules and Regulations set forth in Exhibit D attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of any local, municipal or county governing body or other lawful authorities having jurisdiction over the Building. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of Hazardous Materials (as defined in Section 29.32), other than small quantities of office and cleaning products used in the ordinary course of Tenant’s business.

5.2 CC&Rs. Tenant acknowledges that the Project may be subject to future covenants, conditions, and restrictions (the “CC&Rs”) which Landlord, in Landlord’s discretion, may in the future deem necessary or desirable. Notwithstanding the foregoing, such CC&Rs shall only bind Tenant to the extent provided below and with Tenant’s prior written consent, which consent may be withheld only if such CC&Rs (i) conflict with the terms of this Lease, (ii) materially adversely affect Tenant’s Permitted Use or occupancy of the Premises, or (iii) result in a material increase in the total cost of Tenant’s occupancy of the Premises, taking into account the total amount of Rent paid by Tenant pursuant to this Lease, together with all costs of occupancy paid directly by Tenant in connection with its use of the Premises. In connection with the CC&Rs, as approved by Tenant pursuant to this Section 5.2, Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) days after a request by Landlord, a “Recognition of Covenants, Conditions, and Restrictions,” in a form reasonably acceptable to Landlord.

6. SERVICES AND UTILITIES

6.1 In General. Tenant will be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Premises, including, but not limited to heating, ventilation and air-conditioning, electricity, water, telephone, janitorial and interior Building security services. As part of Tenant’s Initial Construction, the Premises shall be separately metered for electricity and water, and Tenant shall pay the cost of such utilities directly to the applicable utility provider.

6.2 Interruption of Use. Except as otherwise provided below, Tenant agrees that Landlord shall not be liable for damages, by abatement of rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any services or utilities.

6.3 Utility Connections. Landlord agrees to provide and maintain and keep in continuous service utility connections to the Building, including electricity, water and sewage connections.

7. REPAIRS AND MAINTENANCE

7.1 Tenant’s Obligations. Tenant, at Tenant’s sole cost and expense, shall keep and maintain the Premises (interior and exterior), including the floors, subfloors and floor coverings, walls and wall coverings, doors, windows, glass, plate glass, ceilings, lighting systems, interior plumbing, electrical and mechanical systems and wiring, appliances and devices using or containing refrigerants, fixtures and equipment in good repair and in a clean and safe condition, and repair any and all of the foregoing in a clean and safe condition, in good order, condition and repair. Without limiting the foregoing, Tenant shall, at Tenant’s sole expense, (a) immediately replace all broken glass in the Premises with glass equal to or in excess of the specification and quality of the original glass; and (b) repair any area damaged by Tenant, Tenant’s agents, employees, invitees, visitors, subtenants, or contractors (collectively, the “Tenant Parties”), including any damage caused by any roof penetration, whether or not such roof penetration was approved by Landlord. In the event Tenant fails beyond the expiration of any applicable notice and cure periods, in the reasonable judgment of Landlord, to maintain the Premises in accordance with the obligations under the Lease, which failure continues at the end of ten (10) days following Tenant’s receipt of written notice from Landlord stating with particularity the nature of the failure, Landlord shall have the right to enter the Premises and perform such maintenance, repairs or refurbishing at Tenant’s sole cost and expense (including a sum for overhead to Landlord). Tenant shall maintain written records of maintenance and repairs, as required by any applicable law, ordinance or regulation, and shall use certified technicians to perform such maintenance and repairs, as so required. Tenant shall deliver full and complete copies of all service or maintenance contracts entered into by Tenant for the Premises to Landlord within sixty (60) days after the Lease Commencement Date.

7.2 Landlord’s Obligations. Landlord shall, subject to the following limitations, repair damage to the roof (including the roof membrane), and the foundation and load-bearing portions of walls (excluding wall coverings, painting, glass and doors) of the Building; provided, if such damage is caused by an act or omission of Tenant or the Tenant Parties, then such repairs shall be at Tenant’s sole expense. Landlord shall not be required to make any repair resulting from (i) any alteration or modification to the Building or to mechanical equipment within the Building performed by, for or because of Tenant or to special equipment or systems installed by, for or because of Tenant, (ii) the installation, use or operation of Tenant’s property, fixtures and equipment, (iii) the moving of Tenant’s property in or out of the Building or in and about the Premises, (iv) Tenant’s use or occupancy of the Premises in violation of Article 5 of this Lease, (v) the acts or omissions of Tenant or the Tenant Parties, (vi) fire and other casualty, except as provided by Article 11 of this Lease or (vii) condemnation, except as provided in Article 13 of this Lease. Landlord shall have no obligation to make repairs under this Section 7.2 until a reasonable time after receipt of written notice from Tenant of the need for such repairs. There shall be no abatement of Rent during the performance of such work. Landlord shall not be liable to Tenant for injury or damage that may result from any defect in the construction or condition of the Premises, nor for any damage that may result from interruption of Tenant’s use of the Premises during any repairs by Landlord. Tenant waives any right to repair the Premises, the Building and/or the Common Area at the expense of Landlord under any applicable governmental laws, ordinances, statutes, orders or regulations now or hereafter in effect which might otherwise apply.

8. ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant shall have the right, without Landlord’s consent but upon twenty (20) days prior notice to Landlord, to make strictly cosmetic, non-structural additions and alterations (“Cosmetic Alterations”) to the Premises that do not (i) involve the expenditure of more than $10,000.00 in the aggregate, (ii) affect the exterior appearance of the Building, or (iii) affect the structural portions of the Building, including the foundation, floor/ceiling slabs, roof, curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, Project parking facility, stairwells, elevator cabs, plazas, art work, sculptures, washrooms, Building mechanical, electrical and telephone closets, and all Common Areas and public areas (collectively, “Building Structure”) or the Building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by or for the benefit of Tenant (collectively, the “Building Systems”). Except in connection with Cosmetic Alterations, Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. At the time of such consent, Landlord shall designate those Alterations which Tenant must remove at the termination or expiration of the Lease Term, except that all Telco Equipment (as such term is defined in Section 23.3 hereof) installed by Tenant pursuant to Section 23.3 hereof shall be removed by Tenant at the expiration or termination of the Lease Term unless Landlord otherwise permits Tenant to allow such Alterations to remain.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s written notice to Tenant at the time Tenant requests Landlord’s consent to such Alterations, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord. All work with respect to any Alterations must be done in a good and workmanlike manner in compliance with all applicable laws and with Landlord’s construction rules and regulations, and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the Common Areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. In the event that Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations. In addition, with respect to Alterations having a cost in excess of $50,000 per job, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project management office a reproducible copy of the “as built” drawings of the Alterations.

8.3 Payment for Improvements. In the event Tenant orders any Alteration or repair work directly from Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord, to be established on a uniform basis for the Building but in no event shall such percentage exceed two percent (2%)) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work, but no such payment shall be due or payable by Tenant to Landlord in connection with Tenant’s Initial Construction.

8.4 Landlord’s Property. All Alterations, improvements, fixtures and/or permanently affixed appurtenances which may be installed or placed in or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of

Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any Tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal. Furthermore, if Landlord requires, at the time Landlord approves of the Alteration, that Tenant remove the Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any Alterations or improvements in the Premises, and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord, Landlord may do so upon three (3) days notice to Tenant and if Tenant fails to complete such removal and/or repair the damage, Landlord may charge the actual, reasonable and documented cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.

9. COVENANT AGAINST LIENS. Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed within fifteen (15) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

10. INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless Landlord

Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises, any acts, omissions or negligence of Tenant or of any persons claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project or any breach of the terms of this Lease, either prior to, during or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant’s occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Further, Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Tenant’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provisions of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring or accruing prior to such expiration or termination. Notwithstanding anything to the contrary contained in this Lease, nothing in this Lease shall impose any obligations on Landlord to be responsible or liable for, and Tenant hereby indemnifies, defends, protects, and holds harmless Landlord Parties from all liability for (i) any damages arising from any entry onto the Premises by Tenant, or permitted by Tenant, prior to the Lease Commencement Date, or (ii) any consequential damages incurred by Landlord in connection with a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease.

10.2 Landlord’s Fire and Casualty Insurance. During the Lease Term, Landlord shall carry insurance coverage with respect to the Building written on an “all risks” of physical loss or damage basis and shall further insure the Project during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage on the Project. Such coverage for the Building shall be for the full replacement cost of the Building, and from such companies, and on such terms and conditions, as Landlord may from time to time determine; provided, however that such coverage for all portions of the Project other than the Building shall be in such amounts as Landlord may from time to time determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Project or the ground or underlying lessors of the Project, or any portion thereof. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than $2,000,000.00 for each occurrence and $2,000,000.00 annual aggregate, with 0% Insured’s participation. In addition, Tenant shall carry Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) all other improvements, alterations and additions to the Premises made by Tenant, any Transferee or other sublessee, assignee or transferee of Tenant’s interests under this Lease (collectively, “Tenant Assignees”), or at the request of Tenant or any Tenant Assignees, including any improvements, alterations or additions installed by Tenant or any Tenant Assignees, or at the request of Tenant or any Tenant Assignees, above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Building is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage reduced unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor.

10.5 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

11. DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11 restore the base, shell and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building, or the lessor of a ground or underlying lease with respect to the Project and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance carried under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements installed in the Premises and shall return such Tenant Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of discovery of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than ninety (90) days after the date such notice is given by Tenant; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within two hundred seventy (270) days after the date of such damage, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. In addition, in the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord and Tenant each shall have the option to terminate this Lease by giving written notice to the other of the exercise of such option within sixty (60) days after the date of such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice unless Tenant exercises Tenant’s option to extend the Lease Term, in which event Landlord’s obligations shall be as set forth in this Section 11.2. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Building is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

12. NONWAIVER. No waiver of any provision of this Lease shall be implied by (i) any failure of either party to insist in any instance on the strict keeping, observance or performance of any covenant or agreement contained in this Lease or exercise any election contained in this Lease, or (ii) any failure of either party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently. Any waiver by either party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

13. CONDEMNATION. If the whole or any part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the substantial and adverse use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square footage of the Premises is taken, or if access to the Premises is materially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, as applicable. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

14. ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, encumber or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, or sublet the Premises or any part thereof (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). To request Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at

Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, which such amounts shall not exceed One Thousand Dollars and 00/100 ($1,000) in the aggregate, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested; or

14.2.5 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease;

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within three (3) months after Landlord’s consent, but not later than the expiration of said three-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3 received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer and (ii) brokerage commissions and other marketing costs in connection with such Transfer. “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture Subject Space if the Subject Space exceeds fifty percent (50%) of the Premises initially demised to Tenant. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated by more than five percent (5%), Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, or (B) the sale or other transfer of more than an aggregate of fifty percent (50%) or more of the voting shares of Tenant, within a twelve (12) month period.

14.7 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, neither (i) an assignment to an entity which acquires all or substantially all of the stock or assets of Tenant, (ii) an assignment of the Premises to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, nor (iii) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) (collectively, “Affiliates”), shall be deemed a Transfer under this Article 14, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such assignment or sublease or such affiliate (excluding any documentation regarding the economic terms of the merger or sale transaction, but including documentation regarding the assignment or subletting), and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. “Control,” as used in this Section 14.7, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether by ownership of voting securities, by contract, or otherwise.

15. OWNERSHIP AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty, condemnation and Alterations and Improvements which Tenant is not required to remove upon the expiration or earlier termination of this Lease excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

16. HOLDING OVER. Upon nine (9) months prior written notice from Tenant to Landlord, Tenant may hold after the expiration of the Lease Term upon all of the terms and conditions set forth in this Lease, including the payment of Base Rent and Additional Rent for a period of three (3) months. If Tenant does not provide such nine-month notice and Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one-hundred fifty hundred percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Except as set forth in the first sentence of this Article 16, (i) nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and (ii) Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease or, if applicable, at the end of the three-month period set forth in the first sentence of this Article 16, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

17. ESTOPPEL CERTIFICATES. Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in the form required by any prospective mortgagee or purchaser of the Project, or any portion thereof, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee, or prospective mortgagee or purchaser. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

18. SUBORDINATION. This Lease is subject and subordinate to all present and future ground or underlying leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

19. DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within three (3) days after written notice from Landlord;

19.1.2 Any failure by Tenant to observe or perform according to the provisions under Articles 5, 14, 17 or 18 within five (5) days after written notice of Tenant’s failure to do so within the time permitted therein for such response; or

19.1.3 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required by law, including California Code of Civil Procedure Section 1161 or any similar or successor law: and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following: (i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and (v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii) above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Sections 18.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as t becomes due.

19.3 Sublessees of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

20. FORCE MAJEURE. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

21. SECURITY DEPOSIT. Upon execution hereof, Tenant shall provide Landlord and as a condition of this Lease shall keep in effect throughout the Lease Term, a standby, irrevocable letter of credit in the Security Deposit Amount (as hereinafter defined) as security for the performance of the obligations of Tenant hereunder in accordance with the following requirements. As used herein, the term “Security Deposit Amount” shall mean $75,000.00. Any letter of credit provided by Tenant shall be in form and substance acceptable to Landlord, shall be drawn on a financial institution reasonably satisfactory to Landlord for the Security Deposit Amount, and shall name Landlord as the beneficiary thereof. If any letter of credit delivered to Landlord does not provide for automatic renewals, Tenant shall provide for replacements thereto to be issued and delivered to Landlord at least thirty (30) days prior to the expiration of the then effective letter of credit, time being of the essence. The letter of credit shall be payable to Landlord upon presentation at the issuer’s offices of a sight draft signed by Landlord stating, in substance, that Landlord is entitled thereto, and a certification of Landlord that the person signing the certification is duly authorized to do so, that Tenant has failed to deliver to Landlord a replacement letter of credit at least thirty (30) days prior to the expiration date of the letter of credit or that an uncured default exists under the Lease, that the default has continued after the expiration of any applicable cure period, and that the amount of the draft does not exceed the amount reasonably required to cure such default (the “Default Certification”). Landlord agrees that it shall present such sight draft and Default Certification only if Tenant fails to deliver to Landlord a replacement letter of credit at least thirty (30) days prior to the expiration date of the then effective letter of credit or if Tenant defaults in the performance of its obligations hereunder and such default shall have continued past any applicable notice and grace period. Any letter of credit in effect during the last year of the Lease Term shall expire no earlier than thirty (30) days after the expiration of the Term of the Lease. The letter of credit shall provide for partial draws and shall be assignable by its terms to any person or entity succeeding to Landlord’s interest under this Lease. If Tenant fails to deliver to Landlord a replacement letter of credit at least thirty (30) days prior to the expiration date of the then effective letter of credit, Landlord may draw thereon in whole or in part without notice to Tenant or any opportunity for Tenant to cure. If Landlord draws on the letter of credit due to Tenant’s failure to deliver a replacement thereof as required hereby, Landlord agrees to deliver to Tenant the proceeds of such draw upon delivery to Landlord of such replacement. If Tenant shall fail to perform any of its other obligations under this Lease and such failure continues beyond applicable notice and cure periods, Landlord may, but shall not be obligated to, draw on the letter of credit, apply the letter of credit to the extent necessary to cure the default, and Tenant shall be obligated to reinstate the letter of credit to, or deliver good funds in, the Security Deposit Amount then in effect. Tenant shall not have the right to call upon Landlord to draw upon all or any part of the letter of credit to cure any default or fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord. Upon any conveyance by Landlord of its interest under this Lease, the letter of credit shall be delivered by Landlord to Landlord’s grantee or transferee. Upon any such delivery, Tenant hereby releases Landlord herein named of any and all liability with respect to the letter of credit, its application and return, and Tenant agrees to look solely to such grantee or transferee. It is further understood that this provision shall also apply to subsequent grantees and transferees.

22. INTENTIONALLY OMITTED.

23. SIGNS

23.1 In General. Tenant shall be entitled, at its sole cost and expense and in accordance with applicable law, to identification signage on the existing monument sign at the main entrance to the Project and one sign on the exterior façade near the top of the Building in which the Premises are located. The location, quality, design, style, lighting and size of such signage shall be consistent with the Landlord’s Project standard signage program or any restrictions contained in any recorded covenants, conditions or restrictions affecting the Project, and shall be subject to Landlord’s prior written approval, in its sole but reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal, as well as the restoration of the Building to a condition existing prior to the installation of any such signage.

23.2 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the roof or, except as set forth in the first sentence of Section 23.1 hereof, the exterior of the Building or the Common Areas of the Building or the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion.

23.3 Telco Equipment. Tenant shall have the right to install on the roof of the Building Tenant’s telecommunications and satellite equipment (collectively, the “Telco Equipment”), or reasonable substitutes therefor, all of which shall be considered Alterations pursuant to Section 8.1 of the Lease and shall be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld or delayed. The Telco Equipment shall exclusively serve Tenant’s internal corporate needs in the Premises, such Telco Equipment shall not be available for the use of any other parties and the Telco Equipment shall not interfere with the communication equipment or facilities of Landlord or other tenants or occupants of the Building. Tenant shall reimburse Landlord for all reasonable costs paid by Landlord to third parties in reviewing the plans and specifications for the Telco Equipment, supervising the installation of the Telco Equipment, and in reviewing any request to replace the Telco Equipment. The Telco Equipment shall be subject to, and its installation shall be done in strict compliance with, all applicable legal requirements and all of the provisions of this Lease, and shall be subject to such further conditions and restrictions as Landlord may reasonably require. Tenant shall not be required to pay any additional rent with respect to the installation of such Telco Equipment and Tenant shall be provided reasonable access to the roof of the Building to install, maintain, repair, replace and remove such Telco Equipment. Tenant shall maintain such Telco Equipment in good working order, condition and repair, and in compliance with all applicable legal requirements, and shall be responsible for all damage to the Building and all portions thereof caused by the installation, maintenance, repair, replacement and removal of the Telco Equipment. Upon expiration or termination of this Lease, Tenant shall remove all Telco Equipment and any associated equipment and shall repair all damage caused by such removal. Tenant shall indemnify Landlord for any and all costs, expenses and liabilities which Landlord may incur or be made subject to as a result of the installation, maintenance, repair, replacement or removal of the Telco Equipment, or its presence on the roof of the Building. Tenant shall bear all costs of supplying electricity to the Telco Equipment through connection thereof to the electrical system in the Premises (which will be separately metered) or by means of a separate charge reasonably estimated by, and payable to, Landlord if the Telco Equipment is not connected to such separately metered system. Any backup or emergency generator for the Telco Equipment shall be located in the Premises.

24. COMPLIANCE WITH LAW. Tenant shall not do anything or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense. Tenant shall promptly comply with all such governmental measures relating to any areas as to which Tenant has a maintenance or repair obligation under the terms of Section 7.1 above. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

25. LATE CHARGES. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five business (5) days after said amount is due, or if any check delivered to Landlord by Tenant shall be returned for insufficient funds, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due and attorneys’ fees incurred by Landlord in connection therewith. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when due shall thereafter bear interest until paid at a rate equal to ten percent (10%) per annum (the “Interest Rate”), provided that in no case shall such rate be higher than the highest rate permitted by applicable law. In the event that more than one (1) check of Tenant is returned for insufficient funds in any twelve (12) month period, Landlord shall have the right to require that any or all subsequent payments by Tenant to Landlord be in the form of cash, money order, cashiers or certified check drawn on an institution acceptable to Landlord, notwithstanding any prior practice of accepting payments in any different form.

26. LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease and after the expiration of any applicable notice and cure periods under Section 19.1, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within ten (10) days after delivery by

Landlord to Tenant of statements therefor (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27. ENTRY BY LANDLORD. Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground or underlying lessors; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

28. TENANT PARKING. Tenant, without charge, shall have the right to use the Project parking areas to park the number of cars set forth in Section 12 of the Summary, ten (10) of which parking spaces may be reserved by Tenant for use by its employees and invitees. Tenant’s continued right to use the parking areas is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking areas and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout, location and all other aspects of the Project parking areas and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to such areas, or temporarily relocate Tenant’s parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the parking areas or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Project. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord and such owner.

29. MISCELLANEOUS PROVISIONS

29.1 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.2 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.3 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Landlord and Tenant agree to execute such short form of Lease and to deliver the same to Landlord within ten (10) business days following the request therefor.

29.4 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project and Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease which accrues after such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer; provided, however, that such transferee agrees to assume Landlord’s obligations under this Lease. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project and Building and in any insurance or condemnation proceeds or proceeds from the sale of the Building or the Project and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.5 Prohibition Against Recording. Except as provided in Section 29.3 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

29.6 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

29.7 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.8 Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.9 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.10 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. In addition, Landlord makes no representation or warranties as to the suitability of the Premises including zoning, site and capacity for Tenant’s use. Landlord and its agents shall have no liability for any representations or warranty in connection therewith.

29.11 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.

29.12 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

29.13 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.14 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is received or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

29.15 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and Project and any insurance or condemnation proceeds or proceeds from the sale of the Building or the Project, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

29.16 Not Construed Against Drafter. Tenant acknowledges and agrees that it has read each of the terms of this Lease and has had the opportunity to comment and negotiate such terms, and that, therefore, the Lease shall not be construed in favor or against either party based on the fact that it was drafted by Landlord. Tenant hereby waives any rights under Section 1654 of the California Civil Code.

29.17 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.18 Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.19 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

29.20 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

29.21 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.22 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary (the “Brokers”). Landlord agrees that it shall be responsible to pay the Brokers pursuant to separate written agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers.

29.23 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.24 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord.

29.25 Transportation Management. Tenant shall fully comply with all governmentally mandated, or otherwise reasonably required by Landlord, present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.26 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants, and except as required by law.

29.27 Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein. However, Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Project, including without limitation the Building Parking Facility, common areas, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations. In exercising any right of Landlord to undertake any renovations, alterations, additions, restoration, inspections, repairs or maintenance as set forth in this Lease, Landlord shall use commercially reasonable efforts to comply with Tenant’s reasonable security measures and operation procedures and to minimize any disruption to Tenant.

29.28 Development of the Project.

29.28.1 Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

29.28.2 The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the “Other Improvements”) are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Common Area Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord’s right to convey all or any portion of the Project or any other of Landlord’s rights described in this Lease.

29.28.3 Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.

29.29 Nondiscrimination. Tenant herein covenants by and for itself, its successors and assigns, and all persons claiming under itself, its successors and assigns, and all persons claiming under or through them, and this Lease is made and accepted upon and subject to the following conditions:

That there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, religion, sex, marital status, national origin or ancestry in the leasing, subleasing, renting, transferring, use, occupancy, tenure or enjoyment of the land herein leased, nor shall Tenant itself, or any person claiming under or through it, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublessees, subtenants, or vendees in the land herein leased.

29.30 Reasonable Consent. Except for matters for which there is a standard of consent or approval specifically set forth in this Lease, in which case the express standard shall control, and except for matters which could (i) adversely affect the or Building Systems, (ii) adversely affect the Building Structure, or (iii) affect the exterior appearance of the Building, in which case Landlord shall have the right to act in its sole and absolute discretion (but at all times in good faith) as to the matters described in items (i), and (ii) and (iii) above, any time the consent or approval of Landlord or Tenant is required under this Lease, such consent or approval shall not be unreasonably withheld, conditioned or delayed. Subject to the foregoing, and except for matters pertaining to the exercise by either party of any remedies in the event of a default by the other party, in the event this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

29.31 Rules and Regulations. Landlord shall enforce the “Rules and Regulations,” as set forth in Exhibit D, hereto, uniformly and in a non-discrimination manner.

29.32 Hazardous Material. As used herein, the term “Hazardous Material” means any substance or material which is now or hereafter designated by any local governmental authority, the state in which the Building is located or the United States Government as radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed under seal as of the day and date first above written.

LANDLORD:

SUMMIT RIDGE CORP.

By:	/s/ Carl Stegerwald

TENANT:

SATELLITE SECURITY SYSTEMS, INC.

By:	/s/ John Phillips

EXHIBIT A

Plan of Premises

(attached)

EXHIBIT B

Work Letter

This Work Letter supplements the Industrial Lease dated for reference purposes only as of                     , 2005 (the “Lease”) executed concurrently herewith by Summit Ridge Corp., as Landlord, and Satellite Security Systems, Inc., as Tenant.

1. General.

(a) The purpose of this Work Letter (“Work Letter”) is to set forth how Tenant’s Initial Construction (as described herein) in the Premises (as defined in the Lease) is to be designed and constructed, who will pay for the design and construction of Tenant’s Initial Construction, and the time schedule for completion of Tenant’s Initial Construction. Except as otherwise expressly provided for below, the design and construction of Tenant’s Initial Construction shall be the sole responsibility of Tenant.

(b) Except as otherwise defined in this Work Letter, all capitalized terms utilized in this Work Letter shall have the meanings set forth in the Lease.

(c) The provisions of the Lease, including Article 8 of the Lease, except where clearly inconsistent or inapplicable to this Work Letter, are incorporated into this Work Letter.

(d) Tenant acknowledges that it has had an opportunity to inspect the Premises and the Building prior to signing the Lease.

2. Preparation of Plans; Selection of Designer/Architect.

(a) Prior to the date hereof, Landlord and Tenant have completed a preliminary space plan for the Premises prepared by                                          (the “Architect”) dated                     , 2005 (the “Preliminary Plans”), which are attached hereto as Schedule B-1, which Tenant hereby approves, and which includes the layout of all areas of the Premises and the use(s) of the areas.

(b) Promptly following execution hereof, Tenant shall cause to be prepared at its sole expense complete plans and specifications (the “Plans”), based upon the Preliminary Plans, detailing Tenant’s Initial Construction. The Plans shall be sufficient to obtain necessary building permits and shall be in compliance in all material respects with all applicable laws.

(c) Tenant’s Initial Construction shall mean all of the improvements shown on the Plans and shall include the construction of demising walls between the Premises and other premises and Common Areas in the Building and the separate metering of all utilities (other than water) serving the Premises, but shall not include the installation of telephone and data cabling or the installation of any equipment or furniture of Tenant.

3. Construction.

(a) Promptly after the Plans are prepared, Tenant shall submit to Landlord the Plans, which shall contain all such information as may be required for the construction of Tenant’s Initial Construction and contain all partition locations, plumbing locations, air conditioning system and duct work, special air conditioning requirements, reflected ceiling plans, office equipment locations, and special security systems, if any.

(b) Landlord shall approve the Plans, or such portion as has from time to time been submitted, within five (5) business days after receipt of same or designate by notice given within such time period to Tenant the specific changes reasonably required to be made to the Plans to cause such Plans to be consistent with the Preliminary Plans and shall return the Plans to Tenant. Tenant shall make the changes necessary in order to cause such Plans to be consistent with the Preliminary Plans and shall return the Plans to Landlord, which Landlord shall approve or disapprove within two (2) business days after Landlord receives the revised Plans. This procedure shall be repeated until all of the Plans are finally approved by Landlord and written approval has been delivered to and received by Tenant. If Landlord fails to notify Tenant of such disapproval within such time period the Plans shall be deemed to be approved by Landlord.

(c) Promptly after the Plans are approved or deemed approved by Landlord, Tenant shall (i) enter into a construction contract in form and substance and with a contractor satisfactory to Landlord, pursuant to which Tenant’s Initial Construction shall be constructed (the “Construction Contract”), (ii) obtain or cause to be obtained all necessary building permits and other governmental approvals, and (iii) cause to be constructed and installed, as soon as reasonably practicable, consistent with industry custom and practice, Tenant’s Initial Construction indicated on the Plans. Landlord shall cooperate with Tenant in executing permit applicants and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. The Construction Contract shall be subject to Landlord’s prior written approval and shall include a “not to exceed” amount for the Demising Costs (as such term is hereinafter defined).

(d) Landlord shall reimburse Tenant for the entire cost of constructing demising walls between the Premises and other premises and Common Areas in the Building, the installation or extension of heating, air conditioning and ventilation equipment and/or ducting, and the installation of a separate electrical meter for the Premises (collectively, the “Demising Costs”). Landlord shall also reimburse Tenant up to $75,000.00 (the “Landlord Allowance”) for all hard and soft costs incurred by Tenant in connection with the construction of Tenant’s Initial Construction (the “Construction Costs”). If the Construction Costs are less than the Landlord Allowance, the balance of the Landlord Allowance shall be retained by Landlord. If the Construction Costs are greater than the Landlord Allowance (“Excess Construction Costs”), Tenant shall pay such Excess Construction Costs. Each request by Tenant for reimbursement of Demising Costs and Construction Costs (up to the Landlord Allowance) shall be accompanied by copies of invoices, cancelled checks, lien waivers and such other documents as Landlord reasonably may request.

4. Changes. If prior to the approval or deemed approval of the Plans Tenant requests any change, addition or alteration in the Preliminary Plans (a “Change”), Tenant shall

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notify Landlord of such Change in writing (“Tenant’s Change Notice”). Landlord shall notify Tenant within three (3) business days after receipt of Tenant’s Change Notice whether Landlord approves of such Change, disapproves of such Change or approves of such change with conditions.

5. Delays.

(a) If the completion of Tenant’s Initial Construction in the Premises is delayed (i) at the request of Tenant, (ii) by Tenant’s failure to comply with the foregoing provisions, or (iii) because of any other act or omission of Tenant (collectively, a “Tenant Delay”), then Landlord shall have no liability on account thereof.

(b) Notwithstanding anything in this Work Letter to the contrary, to the extent that completion of Tenant’s Initial Construction in the Premises is substantially impaired or prevented, directly or indirectly, by reason of acts of God, governmental restrictions, strikes, labor disturbances, shortages of materials or supplies or any other cause or event beyond Landlord’s or Tenant’s reasonable control, then neither Tenant nor Landlord shall be responsible to the other for any costs or expenses occasioned by such delay. Unless any of the causes or events listed above permanently renders completion of Tenant’s Initial Construction in the Premises impossible or impracticable, however, such cause or event shall only suspend and extend the time for performance and shall not discharge or release the parties from, their obligations hereunder.

(c) The term “Substantial Completion Date” shall mean the date upon which Tenant’s Initial Construction is substantially completed as evidenced by a certificate of substantial completion issued by the Architect or by a certificate of occupancy for the Premises.

(d) On or before the Lease Commencement Date, Landlord and Tenant shall inspect the Premises for the purpose of preparing a list of the punchlist type items then remaining to be completed (the “Final Punchlist”). Tenant shall submit the Final Punchlist to Landlord, and Landlord shall sign and return the Final Punchlist to Tenant within one (1) business day of receipt noting any items which Landlord reasonably believes should be added thereto. With respect to items on the Final Punchlist, Tenant shall cause such items on the Final Punchlist to be completed in a diligent manner. Tenant shall use reasonable efforts to complete such items on the Final Punchlist within thirty (30) days after the Lease Commencement Date.

(e) Anything in the Lease or in this Work Letter to the contrary notwithstanding, in the event of any Tenant Delay, the Lease Commencement Date shall be deemed to have occurred on such date as Tenant’s Initial Construction would have been substantially completed but for any Tenant Delay.

6. Miscellaneous.

(a) Tenant’s Representative. Tenant has designated                                          as its sole representative with respect to the matters set forth in this Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.

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(b) Landlord’s Representative. Landlord has designated Carl Stegerwald as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.

(c) Tenant’s Lease Default. Notwithstanding any provisions to the contrary contained in this Lease, if a default by Tenant under the Lease or a default by Tenant under this Work Letter has occurred at any time on, before or after the Lease Commencement Date, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to suspend payment to Tenant of the Landlord Allowance until such default is cured.

(d) Merger. Except as expressly set forth in this Work Letter, Landlord has no other agreement with Tenant and has no other obligation to do any work or pay any amounts with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

(e) Applicability of Work Letter. This Work Letter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of damage or destruction of the Premises, condemnation of the Premises, or renewal or extension of the Initial Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(f) Measurement of Premises. After the construction of demising walls for the Premises and prior to the Lease Commencement Date, Tenant shall cause the Architect (i) to measure the rentable square footage of the Premises in accordance with ANSI Z65.1, as promulgated by the Building Owners and Managers Association and (ii) to provide such calculations to Landlord and Tenant. In the event that the rentable square footage is more or less than the rentable square footage set forth in Section 6 of the Summary, Landlord and Tenant shall execute and deliver an amendment to this Lease specifying the rentable square footage determined by the Architect and amending other appropriate provisions of this Lease which are based upon or determined by the rentable square footage of the Premises, such as the Monthly Installment of Base Rent (Section 8 of the Summary), and Tenant’s Share of Building Common Area Expenses and Building Tax Expenses (Section 9.1 of the Summary), and Tenant shall pay to Landlord or Landlord shall credit to Rent next coming due, as applicable, any underpayment or overpayment of Base Rent or Additional Rent.

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WITNESS the execution hereof under seal.

SUMMIT RIDGE CORP.

By:

SATELLITE SECURITY SYSTEMS, INC.

By:

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SCHEDULE B-1

Preliminary Plans

(attached)

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EXHIBIT C

Reserved

EXHIBIT D

SUMMIT RIDGE BUSINESS PARK

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1. Except as specified in the Lease and except with respect to secured areas designated from time to time in advance by Tenant, Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at Landlord’s actual cost.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3. Landlord, to the extent reasonably agreed to by Tenant from time to time, may close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings, provided that Tenant shall at all times have access to the Building, subject to Landlord’s reasonable security rules and regulations. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, not, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Real Property during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord or Landlord’s agents to prevent same.

6. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

7. Tenant shall not overload the floor of the Premises without Landlord’s consent first had and obtained.

8. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material.

9. Subject to the terms of the Lease, Tenant shall not use any method of heating or air conditioning other than that which may be supplied by Landlord, without the prior written consent of Landlord.

10. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or interfere in any way with other Tenants or those having business therein.

11. Tenant shall not bring into or keep within the Building or the Premises vehicles.

12. No cooking shall be done or permitted by any tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

13. Subject to the Tenant Work Letter, Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

14. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

15. Tenant, its employees and agents shall not loiter in the entrances or corridors, nor in any way obstruct the sidewalks, lobby, halls, stairways or elevators, and shall use the same only as a means of ingress and egress for the Premises.

16. Tenant shall store all its trash and garbage within the interior of the Premises or in places in the Building designated or approved by Landlord for the storage of trash or garbage. No material shall be placed in the trash boxes or receptacles if such material is of such nature

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that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash in the vicinity of the Building without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

17. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

19. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building.

20. Tenant must comply with reasonable requests by Landlord concerning the informing of their employees of items of importance to Landlord.

21. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

22. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

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